Exhibit 1.1

DEBT TO EQUITY CONVERSION AGREEMENT

This Debt to Equity Conversion Agreement (the "Agreement") is entered into and is effective as of December 5, 2022 (the "Effective Date"), by and between the TearDroppers, Inc. ("Company") and Gemini Southern, LLC ("LENDER").

RECITALS

A.            The Company has executed a Line of Credit Loan Agreement as evidenced in an executed Agreement (the "the Agreement");

B.             The Company and the LENDER are desirous of improving the Company's balance sheet and converting certain payables to common stock.

C.             The Company and the LENDER are desirous of converting unpaid debts for a total of: $850,000 USD evidencing a large portion of the total ''currently due" related monies. The monies owed by the Company to the LENDER are evidenced by verbal agreement and are convertible into Preferred Stock of the Company to be owned by the LENDER or nominee entity; and at a conversion rate of $.25 per share.

D.            Subject to the terms, conditions and provisions of this Agreement, the Company's obligations in regard to the above referenced monies under the Line of Credit Agreement shall be deemed satisfied in exchange for Preferred Stock in the Company being issued to the LENDER.

COVENANTS

NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.              Satisfaction of Payable. The parties hereby agree that upon the Effective Date, the monies owed to the LENDER relative to the agreement dated January 5th, 2021 are converted and the Company's obligations, including any and all indebtedness evidenced thereby related to this particular monies shall be forever satisfied and discharged. The LENDER hereby agrees that at the date of reception of the common stock from the Company reflecting the converted monies, the Company setting forth that the payment of the balance of the SELLER's monies has been made in full.

2.              Issuance of Common Stock. The parties hereby agree that upon the Effective Date, 3,400,000 shares of Preferred Stock of the Company (the "Shares") shall be issued to the LENDER in exchange for the satisfaction and discharge of the current monies due from the agreement referenced herein above. The Company shall cause such certificate to be issued and delivered to the LENDER within fifteen (15) business days of the date of the conversion.

3.              Miscellaneous.

a.              Governing Law. This Agreement shall be deemed to have been made in the State of Nevada and its form, execution, validity, construction and effect shall be determined in accordance with the internal laws of the State of Nevada without regard to its conflict of laws, provisions or rules (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

b.             Waivers. No waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the parties hereto, and then such waiver and consent shall be effective only in the specific instance and for the specific purpose for which given.

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c.             Severability. To the extent that any provision of this Agreement shall be prohibited by or be found to be invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement.

d.             Entire Agreement. This Agreement, entered into as of the Effective Date, constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all previous writings and understandings. No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the parties, except that the parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.

e.             Counterparts. This Agreement may be executed in any number of counteiparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

f.              Headings. All paragraph headings herein are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular sections to which they refer.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

The TearDropper’s Inc.

By: /s/ Kevin P. O’Connell
Kevin P. O’Connell, President

Gemini Southern, LLC

By: /s/ Susan Lokey

Filed in the Office of	Business Number E0272422013-7
[signature]	Filing Number 20232885056
Secretary of State State Of Nevada	Filed On 1/13/2023 11:48:00 AM
	Number of Pages 2

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☒ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: The Teardroppers, Inc Entity or Nevada Business Identification Number (NVID): E0272422013-7
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Class A Preferred Stock
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☒ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Section 6(b) of the Designations filed on January 10, is hereby amended by replacing Section 6 (b) with the following: (See Attachment A)
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X *[signature]* Date: 01/13/2023 Signature of Officer

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

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Revised: 12/12/2022

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